EXHIBIT 12
                          AMERICAN PACIFIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)




                                                        Years ended September 30,                           Three Months Ended
                                                                                                               December 31,

                                      1993          1994          1995          1996           1997        1996            1997



Earnings before Income Taxes          $ 15,804    $(29,974)     $ (2,327)       $  (320)      $(58,786)   $ (1,290)         $   566

Add:  Fixed Charges                     12,838       7,474         4,920          4,390          4,323       1,162           1,029

Less:  Capitalized Interest              4,895       4,000         3,031          1,371          2,139         537

Earnings (A)                          $ 23,747    $(25,800)     $   (438)        $ 2,699      $(56,602)   $   (665)         $ 1,595
                                      ==============================================================================================

Fixed Charges:

Interest Expense                      $  7,796     $  3,315      $  1,709        $ 2,836       $  2,001    $    579         $   983

Portions of rent representative
  of interest                              147          159           180            183            183          46              46

Capitalized interest                     4,895        4,000         3,031          1,371          2,139         537               0

Fixed charges (B)                     $ 12,838     $  7,474      $  4,920        $ 4,390          4,323       1,162           1,029
                                      ==============================================================================================

Ratio of Earnings to Fixed
 Changes (A/B)                            1.85         --(1)         --(1)          --(1)          --(1)       --(1)           1.55



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(1)      The ratios for the fiscal years ended  September 30, 1994,  1995,  1996 and 1997 and for the three months ended December 31, 1996 have been omitted because the earnings were not sufficient to cover fixed charges. The deficiencies were $33.3 million, $5.4 million, $1.7 million and $60.9 million for the fiscal years ended September 30, 1994, 1995, 1996 and 1997, respectively, and $1.8 million for the three months ended December 31, 1996.